Exhibit 99.1
PRESS RELEASE

Union National Financial Corporation Reports Second Quarter 2008 Earnings

Lancaster, Pennsylvania, July 28, 2008.  Union National Financial Corporation (OTCBB: UNNF), the parent company of Union National Community Bank, today reported financial results for the second quarter and the first six months of 2008. Net income for the first six months of 2008 was $717,000 or $0.28 diluted earnings per share, compared to a net loss of ($19,000) or ($0.01) diluted loss per share for the first six months of 2007. Net income for the second quarter of 2008 was $304,000 or $0.12 diluted earnings per share, as compared to net income of $337,000 or $0.13 diluted earnings per share for the second quarter of 2007. Union National’s net interest margin percentage for the six months ended June 30, 2008 was 3.18% compared to 3.75% for the six months ended June 30, 2007. The reduction in interest rates that began in the latter half of 2007, and continued more rapidly through the first half of 2008, contributed to the decline in the Corporation’s net interest margin percentage and contributed to a decline in net interest income when comparing the first six months of 2008 to the first six months of 2007. However, the net interest margin of 3.31% for the second quarter of 2008 reflected an increase from the net interest margin of 3.06% for the first quarter of 2008, as the Corporation implemented several measures to reduce its cost of funds including prepayment of higher-cost long-term debt and brokered deposits.

The provision for loan losses from the first six months of 2008 was $279,000 as compared to $477,000 for the first six months of 2007. The lower provision reflects fewer charge-offs in the first six months of 2008. Despite the lower provision, the Corporation increased its allowance for loan and lease losses by 11% from $3,449,000 or 0.96% of total loans and leases at June 30, 2007, to $3,831,000 or 1.02% of total loans and leases at June 30, 2008.

The Corporation realized gains on sales of investment securities of $201,000 in the first six months of 2008 as compared to realized gains of $78,000 for the same period in 2007. The 2007 activity related to securities sold as part of the 2007 de-leveraging activities, while the 2008 activity related to continued repositioning of the Corporation’s investment portfolio to a lower-risk profile that more directly supports liquidity management.

Non-interest income was $1,255,000 less in the first six months of 2008 as compared to the first six months of 2007, due primarily to reductions in mortgage banking income related to the closure in the fourth quarter of 2007 of Union National’s mortgage brokerage subsidiary, Home Team Financial, LLP. However, the reductions in non-interest income were offset by substantial savings in the Corporation’s non-interest expenses, which decreased $2,181,000 or 20% when comparing the first six months of 2008 to the same period in 2007. Included in 2008 non-interest expenses was a one-time charge of $370,000 that occurred in the quarter ended June 30, 2008, related to certain fraudulent loans made by one former employee. Based upon the Corporation’s investigation of the matter, there does not appear to be any additional losses or the involvement of other employees. The Corporation has evaluated the impact of this incident on its current internal controls and procedures and has implemented changes necessary to strengthen control processes and address the issues raised by this isolated event. The appropriate governmental authorities have been notified and the Corporation is cooperating fully with respect to the authorities’ investigation. The Corporation is pursuing all available avenues for collection of the loss including insurance recovery and legal restitution from the former employee.

Mark Gainer, Chairman, Chief Executive Officer and President of Union National Financial Corporation, stated “Union National’s results through the first half of 2008 are a continuing positive indicator of our renewed emphasis on our back-to-basics banking strategy. Though the significant decline in interest rates experienced in the past year has compressed our net interest margin and net interest income in the past year, we began to see improvements in our net interest spread during the second quarter of 2008 as we continued to grow our lower-cost retail deposit base and pay down our higher-cost wholesale borrowings and brokered deposits. Further, the restructuring changes we made in the past year have substantially lowered our operating costs. We remain committed to growing earnings and enhancing shareholder value by focusing on the important elements of our future success - maintaining quality loan growth, expanding our core retail deposit base, improving our net interest margin, operating with greater efficiencies, sustaining liquidity, and strengthening our existing well-capitalized position.” Gainer continued, “While we are encouraged by the profitability momentum reflected in our 2008 earnings to date, the Board of Directors believed it prudent to continue to suspend dividend payments for another quarter to ensure that the Corporation maintains its capital ratios, above the well-capitalized levels, consistent with commitments made with our primary regulators.  We look forward to continuing the improvement in our earnings and capital that we believe will provide for both enhanced shareholder value and the future restoration of dividend payments.”

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

Financial Highlights - (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Interest and Fees on Loans and Leases	$6,146	$6,759	- 9.1%	$12,507	$13,214	- 5.4%
Net Interest Income	3,691	4,036	- 8.5	7,125	7,810	- 8.8
Provision for Loan and Lease Losses	139	270	- 48.5	279	477	- 41.5
Non-Interest Income	1,224	1,587	- 22.9	2,445	3,700	- 33.9
Investment Securities Gains	10	597	- 98.3	201	78	157.7
Restructuring Charge	─	181	-100.0	─	717	- 100.0
Non-Interest Expense	4,430	5,476	- 19.1	8,616	10,797	- 20.2
Net Income (Loss)	304	337	- 9.8	717	(19)	3873.7

Per Share Information:
Earnings (Loss) Per Share - Basic	$0.12	$0.13	- 7.7%	$0.28	-$ 0.01	2900.0%
Earnings (Loss) Per Share - Diluted	0.12	0.13	- 7.7	0.28	- 0.01	2900.0

Performance Ratios:
Net Interest Margin % (Taxable-Equivalent)	3.31%	3.90%	- 15.1%	3.18%	3.75%	- 15.2%
Return on Average Stockholders’ Equity	4.18%	4.74%	- 11.8	4.91%	-0.13%	3876.9
Return on Average Realized Stockholders’ Equity (1)	4.06%	4.70%	-13.6	4.84%	-0.13%	3823.1

(1) Excludes the impact of accumulated other comprehensive income (loss) on total stockholders’ equity.

	Balance Sheet As Of			Percent Change to June 30, 2008 from
	Unaudited	*	Unaudited
	June 30, 2008	Dec. 31, 2007	June 30, 2007	Dec. 31, 2007	June 30, 2007
Cash and Cash Equivalents	$15,445	$37,882	$29,723	-59.2%	-48.0%
Total Loans and Leases	375,275	364,337	358,553	3.0	4.7
Allowance for Loan and Lease Losses	3,831	3,675	3,449	4.2	11.1
Total Assets	493,288	501,776	479,382	- 1.7	2.9
Total Deposits	372,505	376,311	356,581	- 1.0	4.5
Total Stockholders’ Equity	29,873	28,800	28,380	3.7	5.3

Per Share Information:
Book Value Per Share	$11.02	$11.31	$11.16	- 2.6%	-1.3%

Balance Sheet Ratios:
Total Stockholders’ Equity as a % of Total Assets	6.06%	5.74%	5.92%	5.6%	2.4%
Nonperforming Loans and Leases as a % of Total Loans and Leases	0.76%	0.83%	0.77%	- 8.4%	-1.3%

* Derived from prior year audited financial statements.

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for 155 years. The bank operates ten retail offices in Lancaster County.

For further information, please contact:

Mark D. Gainer, Chairman, CEO and President
Union National Financial Corporation
570 Lausch Lane, Suite 300
Lancaster, PA 17601
(717) 519-8630